EXHIBIT 99.3



1st Quarter 2006 EARNINGS CONFERENCE CALL
                               Michael Geltzeiler
                                October 27, 2005


Thanks, Tom.

I will briefly review our cash flow performance and debt position, the status of our share repurchase plan, and provide some supplemental guidance on our outlook.

As expected, we reported a net use of cash in the first quarter of fiscal 2006. This is typical for our business given the seasonally low business volumes during this period, coupled with cash outlays for the build-up of working capital at QSP, Books Are Fun and RD International in preparation for their fall sales campaigns. We also disburse our annual incentive programs in this quarter.

Free cash flow was a net use of $99 million for the quarter. This compares with a use of $87 million in the first Quarter of Fiscal 2005. The comparatively higher use of cash this year versus last is attributed primarily to higher management incentive compensation and about $3 million of incremental capital expenditures related to the re-fit of our Headquarters' facility, following the sale and partial leaseback strategy executed last year. The first quarter results reflect the operating savings benefits we will begin to realize by utilizing less office space. This initiative is nearing completion, as we expect to be fully housed in the restacked space by the end of November.

During the first quarter, we purchased 575,000 shares of our common stock at a total cost of $9 million. Through September 30th, we have purchased about 985,000 shares for $16 million under the $100 million share repurchase program announced in April 2005.

Total debt at September 30th was $695 million, with cash on-hand increasing to $55 million. At June 30th our leverage ratio declined below 2.5 times EBITDA, reducing our variable borrowing costs during the first quarter to LIBOR + 1 percent. As expected, the seasonal investment in working capital will increase this rate by 25 basis points before moving lower again in the second half.

As Tom mentioned earlier, we are expecting second quarter revenues and operating profits to be slightly below last year because of the timing of investments, higher customer acquisition mailings and a stellar performance last year with International catalog mailings. Last year's second quarter also included a one-time positive impact of $0.09 per share as a result of the sales of certain assets and a favorable tax audit settlement. We are anticipating strong second half comparisons.


We continue to forecast that 2006 EPS will range between $0.90 and $1.00 per share. This includes the favorable impact from lower intangible amortization at Remain, offset by higher investment spending, expensing of stock options, and lower US pension income. We expect that Other Income and Expense, net for Fiscal Year 2006 will approximate 2005's reported figure.

Lastly, we have begun to expense stock options this quarter in accordance with FAS 123. During the quarter we expensed $1.6 million pre-tax or $0.01 per share. Had we expensed stock options in the first quarter of last year, EPS would have been reduced by $0.02 per share.

We will now take your questions.